EXHIBIT 99.1
Orbitz Worldwide, Inc. Reports Third Quarter 2010 Results
Chicago, November 4, 2010 — Orbitz Worldwide, Inc. (NYSE: OWW) today announced results for the third quarter and nine months ended September 30, 2010.
“Orbitz Worldwide delivered Adjusted EBITDA growth of 7 percent in the third quarter and solid year over year improvements in gross bookings, transactions and hotel room nights. ebookers delivered another strong quarter of growth with hotel room nights up 57 percent year over year,” said Barney Harford, president & CEO of Orbitz Worldwide. “We also successfully completed the migration of our domestic hotel booking path to the global platform during the quarter, significantly improving the hotel booking experience and accelerating our pace of innovation.”

	Three Months Ended			Nine Months Ended
(in thousands, except	September 30,			September 30,
per share data)	2010	2009	Change (a)	2010	2009	Change (a)
Gross bookings (b)	$2,811,546	$2,500,353	12%	$8,819,428	$7,485,689	18%
Net revenue	$194,479	$186,603	4%	$575,123	$562,955	2%
Net revenue margin (c)	6.9%	7.5%	-0.6 ppt	6.5%	7.5%	-1.0 ppt
Net income (loss)	$15,332	$6,980	120%	$19,804	$(318,900)	* *
Basic EPS	$0.15	$0.08	80%	$0.20	$(3.80)	* *
Diluted EPS	$0.15	$0.08	80%	$0.19	$(3.80)	* *
Operating cash flow	$8,989	$4,547	98%	$123,649	$103,342	20%
Capital spending	$10,747	$10,265	5%	$27,846	$30,809	-10%

EBITDA (d)	$45,341	$40,558	12%	$112,336	$(225,710)	* *
Impairment	—	—	—	$1,704	$331,527	-99%
Other adjustments	$2,038	$3,577	-43%	$12,066	$10,702	13%
Adjusted EBITDA (d)	$47,379	$44,135	7%	$126,106	$116,519	8%
Transaction growth (b)(e)	5%	7%	-2 ppt	9%	-1%	10 ppt
Hotel room night growth (f)	5%	3%	2 ppt	9%	1%	8 ppt

**	Not meaningful.

(a)	Percentages are calculated on unrounded numbers.

(b)	In the second quarter 2010, the company revised how it calculates global gross bookings and transactions to reduce these amounts for all cancellations made through its websites in order to more closely correspond with the way the company reports net revenue. Under this revised methodology, the company reduces global gross bookings and transactions for cancellations in the month the cancellation occurs. Historically, these metrics were reduced for same-day cancellations only. The prior period data shown above has been updated to reflect this change. The company has also posted on its website (www.orbitz-ir.com) a schedule that updates historical gross bookings and transaction growth rates for this change.

(c)	Represents net revenue as a percentage of gross bookings.

(d)	Non-GAAP financial measures. Definitions of EBITDA and Adjusted EBITDA and a reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measure are contained in Appendix A.

(e)	Represents year over year transaction growth on a booked basis, net of all cancellations made through the company’s websites.

(f)	Represents year over year growth in stayed hotel room nights. Includes both standalone hotel room nights and hotel room nights included in vacation packages.

Third Quarter 2010 Financial Highlights
The company reported net income of $15.3 million or $0.15 per diluted share for the third quarter 2010 compared with net income of $7.0 million or $0.08 per diluted share for the third quarter 2009. Adjusted EBITDA increased seven percent year over year to $47.4 million from $44.1 million for the third quarter 2009.
Gross Bookings and Net Revenue
Global gross bookings increased 12 percent (13 percent on a constant currency basis) year over year. This increase was due primarily to higher air fares and higher transaction volume. Air gross bookings increased 13 percent (14 percent on a constant currency basis) and non-air gross bookings increased ten percent year over year on both a reported and constant currency basis. Domestic gross bookings increased ten percent and international gross bookings increased 26 percent (29 percent on a constant currency basis) year over year.
Net revenue was $194.5 million for the third quarter 2010, an increase of four percent year over year on both a reported and constant currency basis. Domestic net revenue was up three percent while international net revenue increased eight percent year over year on both a reported and constant currency basis. Net revenue was up primarily due to an increase in standalone hotel transactions, international air transactions and travel insurance revenue. These increases were partially offset by lower advertising revenue and a decline in revenue from the company’s airline hosting business.

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(in thousands)	2010	2009	Change	2010	2009	Change

Gross Bookings
Air	$2,049,480	$1,808,104	13%	$6,530,241	$5,392,467	21%
Non-air	762,066	692,249	10%	2,289,187	2,093,222	9%

Total Gross Bookings	$2,811,546	$2,500,353	12%	$8,819,428	$7,485,689	18%

Domestic	$2,353,323	$2,136,036	10%	$7,448,838	$6,419,609	16%
International	458,223	364,317	26%	1,370,590	1,066,080	29%

Total Gross Bookings (a)	$2,811,546	$2,500,353	12%	$8,819,428	$7,485,689	18%

Net Revenue
Air	$65,200	$59,875	9%	$207,688	$210,169	-1%
Hotel	56,537	52,421	8%	152,110	137,936	10%
Vacation Package	30,175	29,978	1%	89,189	90,375	-1%
Advertising and Media	12,189	14,530	-16%	36,827	42,825	-14%
Other	30,378	29,799	2%	89,309	81,650	9%

Total Net Revenue	$194,479	$186,603	4%	$575,123	$562,955	2%

Transactional Net Revenue
Domestic	$136,637	$127,620	7%	$405,666	$400,460	1%
International	44,603	41,546	7%	127,973	110,129	16%

Total Transactional Net Revenue (b)	$181,240	$169,166	7%	$533,639	$510,589	5%

Non-transactional Net Revenue
Domestic	$11,936	$16,393	-27%	$38,212	$49,616	-23%
International	1,303	1,044	25%	3,272	2,750	19%

Total Non-transactional Net Revenue (c)	$13,239	$17,437	-24%	$41,484	$52,366	-21%

Domestic	$148,573	$144,013	3%	$443,878	$450,076	-1%
International	45,906	42,590	8%	131,245	112,879	16%

Total Net Revenue	$194,479	$186,603	4%	$575,123	$562,955	2%

(a)	In the second quarter 2010, the company revised how it calculates global gross bookings and transactions to reduce these amounts for all cancellations made through its websites in order to more closely correspond with the way the company reports net revenue. Under this revised methodology, the company reduces global gross bookings and transactions for cancellations in the month the cancellation occurs. Historically, these metrics were reduced for same-day cancellations only. The prior period data shown above has been updated to reflect this change. The company has also posted on its website (www.orbitz-ir.com) a schedule that updates historical gross bookings and transaction growth rates for this change.

(b)	Transactional net revenue is comprised of net revenue from air bookings, hotel bookings, vacation packages, car bookings, cruise bookings, destination services and travel insurance.

(c)	Non-transactional net revenue is primarily comprised of advertising and media revenue and airline hosting revenue.
▪	Air net revenue was $65.2 million in the third quarter 2010, up nine percent (ten percent on a constant currency basis) year over year. Domestic air net revenue was relatively flat year over year. International air net revenue increased $5.0 million or 42 percent (47 percent on a constant currency basis) year over year due primarily to higher air transactions and higher average net revenue per airline ticket. For the third quarter 2010, air net revenue, including air net revenue booked as part of a vacation package, represented 38 percent of the company’s total net revenue.
▪	Hotel net revenue was $56.5 million in the third quarter 2010, up eight percent (six percent on a constant currency basis) year over year. Domestic hotel net revenue increased due primarily to higher hotel transactions and higher average net revenue per transaction. The higher average net revenue per transaction was driven by an increase in average daily rates for hotel rooms, fewer promotional coupons issued by the company and an increase in rebates from a payment vendor, partially offset by a lower average length of stay. ebookers also posted another quarter of strong growth in standalone hotel transactions which contributed to the increase in hotel net revenue. Net revenue at HotelClub declined due to lower transactions for European destinations, a continued mix shift towards hotel bookings in lower margin markets and an increase in estimated redemption rates related to its loyalty program. For the third quarter 2010, hotel net revenue, including hotel net revenue booked as part of a vacation package, represented 38 percent of the company’s total net revenue.

▪	Vacation package net revenue increased one percent in the quarter to $30.2 million. Domestic vacation package net revenue was up due to higher average net revenue per transaction driven by higher air fares and higher average daily rates for hotel rooms, the combination of which more than offset lower transactions. International vacation package net revenue increased due primarily to higher transactions, largely offset by lower average net revenue per package.

▪	Advertising and media revenue decreased 16 percent year over year to $12.2 million, primarily due to a $3.2 million decline in revenue from membership discount programs. Effective March 31, 2010, the company ended the membership discount program previously offered on its domestic websites.

▪	Other net revenue, which primarily includes car rental, cruise, destination services, travel insurance and airline hosting revenue, increased two percent (three percent on a constant currency basis) year over year. This increase was due primarily to higher net revenue from travel insurance as a result of higher insurance attachment rates, higher average air fares and higher air transactions. Net revenue from car rentals also increased in the third quarter due to higher car rental transactions partially offset by lower average daily rates for car rentals. These increases were offset in part by the decline in airline hosting revenue due to the termination of one of the company’s airline hosting agreements in the first quarter 2010.
In order to provide a more comparable view of the company’s operating performance across periods, Appendix A to this press release adjusts gross bookings and net revenue for currency impacts. The company has also included a schedule of trended operating metrics in Appendix B to this press release.

Operating Expenses
Cost of revenue
Cost of revenue is primarily comprised of customer service costs, credit card processing fees and other costs including ticketing and fulfillment, customer refunds and charge-backs, affiliate commissions and connectivity and other processing costs.

	Three Months Ended
	September 30,		$	%
	2010	2009	Change	Change
		(in thousands)
Customer service costs	$13,593	$12,917	$676	5%
Credit card processing fees	11,594	10,115	1,479	15%
Other	13,528	10,721	2,807	26%

Total cost of revenue	$38,715	$33,753	$4,962	15%

% of net revenue	19.9%	18.1%
Cost of revenue increased to 19.9 percent of net revenue in the third quarter 2010 due to higher customer service staffing levels, higher credit card processing costs related to stronger merchant hotel gross bookings, higher affiliate commissions due to the expansion of the company’s private label business and higher customer refunds.
Selling, general and administrative expense (SG&A)
Selling, general and administrative expense is comprised of wages and benefits, contract labor costs, network communications, systems maintenance and equipment costs and other expenses.

	Three Months Ended
	September 30,		$	%
	2010	2009	Change	Change
		(in thousands)
Wages and benefits	$33,725	$38,673	$(4,948)	-13%
Contract labor	4,968	5,128	(160)	-3%
Network communications, systems maintenance and equipment	6,083	6,390	(307)	-5%
Other	13,064	14,010	(946)	-7%

Total SG&A	$57,840	$64,201	$(6,361)	-10%

% of net revenue	29.7%	34.4%
SG&A expense for the third quarter 2010 declined ten percent year over year primarily due to lower employee incentive compensation expense, lower facilities costs and a decline in foreign currency losses and hedging costs.

Marketing expense
The company’s marketing expense is primarily comprised of online marketing costs, such as search and banner advertising, and offline marketing costs, such as television, radio and print advertising. Marketing expense increased nine percent year over year in the third quarter 2010 to $52.6 million. This increase was due primarily to higher online marketing spending driven by an increase in the cost per transaction for the company’s domestic and HotelClub websites and higher transaction volume at ebookers. Marketing expense as a percentage of net revenue for the third quarter 2010 was 27 percent compared with 26 percent for the third quarter 2009.
Interest Expense
Orbitz Worldwide incurred net interest expense of $11.2 million in the third quarter 2010 compared with $14.1 million in the third quarter 2009. This year over year decline was due to lower outstanding borrowings on the company’s term loan and revolving line of credit facility as well as a lower effective interest rate on the company’s term loan. At September 30, 2010, $300.0 million of the $492.0 million outstanding on the company’s term loan had fixed interest rates. The weighted average effective interest rate on the term loan was 4.85 percent for the third quarter 2010, down from 6.04 percent for the third quarter 2009.
Cash Flow
Orbitz Worldwide reported operating cash flow of $123.6 million for the nine months ended September 30, 2010, an increase of 20 percent year over year. The increase in operating cash flow for the nine months ended September 30, 2010 was primarily driven by higher merchant gross bookings, lower interest payments and the timing of payments related to our marketing spending. These increases were partially offset by lower booking fee revenue, changes in the timing of payments received from vendors, the payment of employee incentive compensation in the first quarter 2010 and changes in other working capital accounts.
At September 30, 2010, cash and cash equivalents were $139.1 million compared with cash and cash equivalents of $58.9 million at September 30, 2009 (net of $62.7 million of borrowings under the revolving credit facility). The year over year increase in cash is driven in part by the $50.0 million of cash proceeds received from the stock purchase made by Travelport in January 2010.
Operational Highlights
•	In August, Orbitz launched a new hotel search experience on its website. The enhancements introduced to the Orbitz website line up with the Orbitz commitment to give consumers the information, tools and resources needed to make smart decisions when booking a hotel, and reinforce the promise of the tagline in the new Orbitz advertising campaign “When You Orbitz, You Know.”
•	In October, Orbitz launched its “I Love the Gulf” Promotion, offering up to 40 percent off (1) participating hotels for travel between October 11, 2010 and December 31, 2010. In addition, Orbitz will provide a $50 Restaurant.com Gift Certificate (2) for travelers who book by November 8, 2010.
•	In September, Orbitz launched its annual Fall Hotel Sale, offering travelers up to 40 percent off select hotels and $500 off future travel for thousands of hotels worldwide.(3)
•	During the third quarter, Orbitz Worldwide signed agreements with a number of European hotel partners, including Iberostar, Viva Hotels, SINA Hotels, Thon Hotels and Dedeman Hotels & Resorts.

•	During the third quarter, Orbitz Worldwide signed global contracts with a number of destination marketing organizations, including Visit London, Dominican Republic Tourism Ministry, Costa Rica Tourism & Travel Bureau and Grenada Bureau of Tourism, to promote travel to those destinations. Orbitz Worldwide now has partner marketing agreements with nearly 180 destination marketing organizations.
•	Orbitz for Business completed a solid third quarter, delivering 32 percent year over year gross bookings growth. This growth reflects continued acceleration in corporate travel demand and the addition of new customers, such as Cobham PLC and The Lane Construction Corporation — one of America’s premier heavy contractors. In addition, Orbitz for Business signed a global expansion contract with Biomet and renewed its contract with Realogy. Orbitz for Business also released two new traveler safety tools — Orbitz for Business Traveler LimitSM and Orbitz for Business Traveler LocatorSM — that give travel managers and senior business leaders the ability to provide increased traveler security and ensure greater business continuity during unforeseen travel disruptions.
•	In August, Orbitz for Business entered into a strategic partnership with trip management service TripIt. Available to Orbitz for Business customers, TripIt helps road warriors share travel itineraries with colleagues and clients in their social and professional networks, and provides innovative travel tools that improve the overall travel experience.
•	During the third quarter, the company launched a customized private label solution for Alaska Airlines, enabling their customers to book hotels and car rentals using the Orbitz Worldwide global network of suppliers.
•	As of September 30, 2010, Orbitz had over 6,000 travel agents participating in its Orbitz for Agents program, which offers travel agents the opportunity to earn commissions on hotel reservations and customized travel package bookings made on behalf of their customers.
Outlook
For the full year 2010, the company expects:
•	one percent to two percent year over year increase in net revenue;

•	19 percent to 21 percent cost of revenue as a percentage of net revenue;

•	marketing expense as a percentage of net revenue for full year 2010 to approximate full year 2009 levels;

•	four percent to six percent year over year increase in Adjusted EBITDA; and

•	capital expenditures in the range of $39 million to $42 million.
The outlook above assumes relatively stable foreign exchange rates.
Quarterly Conference Call
Orbitz Worldwide will host a conference call to discuss its third quarter 2010 results at 10:00 a.m. EDT (9:00 a.m. CDT) on Thursday, November 4, 2010. A live webcast of the conference call can be accessed through the Orbitz Worldwide Investor Relations website at www.orbitz-ir.com. An archive of the webcast and a transcript will also be available on the website for a period of at least 30 days.
About Orbitz Worldwide
Orbitz Worldwide is a leading global online travel company that uses innovative technology to enable leisure and business travelers to research, plan and book a broad range of travel products. Orbitz Worldwide owns a portfolio of consumer brands that includes Orbitz (www.orbitz.com), CheapTickets (www.cheaptickets.com), ebookers (www.ebookers.com), HotelClub (www.hotelclub.com), RatesToGo (www.ratestogo.com) and the Away Network (www.away.com). Also within the Orbitz Worldwide family, Orbitz Worldwide Distribution (corp.orbitz.com/partnerships/distribution) delivers private label travel solutions to a broad range of partners including many of the world’s largest airlines, and Orbitz for Business (www.orbitzforbusiness.com) delivers managed corporate travel solutions for corporations. For more information on partnership opportunities with Orbitz Worldwide, visit corp.orbitz.com.
Orbitz Worldwide uses its Investor Relations website to make information available to its investors and the public at
www.orbitz-ir.com. You can sign up to receive email alerts whenever the company posts new information to the website.
Terms and Conditions
(1) Up to 40% savings are available at participating hotels only. Minimum stay requirements and blackout dates may apply and will vary depending on market and hotel. Discounts are available on bookings made by 11/08/10 for travel between 10/11/10 and 12/31/10.
(2) To be eligible for the $50 Restaurant.com Gift Card, travel must be booked by 11/08/10.
(3) Up to 40% savings or free night stays are available at participating hotels only. Minimum stay requirements and blackout dates may apply and will vary depending on market and hotel. Prices shown in search results reflect discount and may exclude taxes and other fees. Discounts are available on bookings made by 10/18/10. $500 Offer: Book a qualifying Orbitz hotel between September 9, 2010 and 11:59 PM (Central Time) on October 18, 2010 for travel by November 15, 2010 and you will receive two coupon codes good for $250 off a qualifying flight + hotel booking of five (5) or more nights. Coupons must be redeemed on Orbitz.com by 11:59 PM (Central Time) on November 15, 2010 for travel between October 21, 2010 and April 15, 2011. Visit www.orbitz.com/sales for complete terms and conditions, including blackout dates.
Forward-Looking Statements
This press release and its attachments may contain forward-looking statements that involve risks, uncertainties and other factors concerning, among other things, Orbitz Worldwide’s (the “Company’s”) expected financial performance and its strategic operational plans. The results presented are unaudited. The Company’s actual results could differ materially from the results expressed or implied by such forward-looking statements and reported results should not be considered as an indication of future performance. The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed by the forward-looking statements in this press release and its attachments include, but are not limited to, the economic recession and general state of the financial markets; competition in the travel industry; factors affecting the level of travel activity, particularly air travel volume; maintenance and protection of the Company’s information technology and intellectual property; the outcome of pending litigation; the Company’s level of indebtedness; risks associated with doing business in multiple currencies; trends in the travel industry; and general economic and business conditions. More information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the Company’s filings with the Securities and Exchange Commission (“SEC”) which are available on the SEC’s website at www.sec.gov or the Company’s Investor Relations website at www.orbitz-ir.com. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of November 4, 2010, and Orbitz Worldwide undertakes no obligation to publicly revise any forward-looking statement.
About Non-GAAP Financial Measures
This press release and its attachments include certain non-GAAP financial measures as defined by the SEC. These measures may be different from non-GAAP measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). Further information regarding the non-GAAP financial measures included in this press release is contained in Appendix A attached to this press release.

Media Contact:	Investor Contact:
Brian Hoyt +1 312 894 6890	Melissa Hayes +1 312 260 2428
brian.hoyt@orbitz.com	melissa.hayes@orbitz.com
###

Orbitz Worldwide, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net revenue	$194,479	$186,603	$575,123	$562,955
Cost and expenses
Cost of revenue	38,715	33,753	114,314	103,208
Selling, general and administrative	57,840	64,201	181,265	190,125
Marketing	52,583	48,090	165,522	165,917
Depreciation and amortization	17,780	18,324	56,449	50,996
Impairment of other assets	—	—	1,704	—
Impairment of goodwill and intangible assets	—	—	—	331,527

Total operating expenses	166,918	164,368	519,254	841,773

Operating income (loss)	27,561	22,235	55,869	(278,818)

Other (expense) income
Net interest expense	(11,180)	(14,071)	(33,434)	(43,182)
Other (expense) income	—	(1)	18	2,112

Total other (expense)	(11,180)	(14,072)	(33,416)	(41,070)

Income (loss) before income taxes	16,381	8,163	22,453	(319,888)
Provision (benefit) for income taxes	1,049	1,183	2,649	(988)

Net income (loss)	$15,332	$6,980	$19,804	$(318,900)

Net income (loss) per share—basic:
Net income (loss) per share	$0.15	$0.08	$0.20	$(3.80)

Weighted average shares outstanding	103,066,070	84,377,943	100,600,016	83,951,081

Net income (loss) per share—diluted:
Net income (loss) per share	$0.15	$0.08	$0.19	$(3.80)

Weighted average shares outstanding	105,339,916	86,547,214	104,023,529	83,951,081

Orbitz Worldwide, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands, except share data)

	September 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$139,066	$88,656
Accounts receivable (net of allowance for doubtful accounts of $777 and $935, respectively)	61,443	54,708
Prepaid expenses	19,320	17,399
Due from Travelport, net	17,982	3,188
Other current assets	4,694	5,702

Total current assets	242,505	169,653
Property and equipment, net	162,800	180,962
Goodwill	718,171	713,123
Trademarks and trade names	156,583	155,090
Other intangible assets, net	8,214	18,562
Deferred income taxes, non-current	6,983	9,954
Other non-current assets	51,145	46,898

Total Assets	$1,346,401	$1,294,242

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$21,608	$30,279
Accrued merchant payable	275,018	219,073
Accrued expenses	115,199	112,771
Deferred income	37,545	30,924
Term loan, current	8,101	20,994
Other current liabilities	7,375	5,162

Total current liabilities	464,846	419,203
Term loan, non-current	483,920	555,582
Line of credit	—	42,221
Tax sharing liability	101,118	108,736
Unfavorable contracts	8,448	9,901
Other non-current liabilities	23,499	28,096

Total Liabilities	1,081,831	1,163,739

Commitments and contingencies
Shareholders’ Equity:
Preferred stock, $0.01 par value, 100 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 140,000,000 shares authorized, 102,303,929 and 83,831,561 shares issued and outstanding, respectively	1,023	838
Treasury stock, at cost, 25,237 and 24,521 shares held, respectively	(52)	(48)
Additional paid in capital	1,027,433	921,425
Accumulated deficit	(765,568)	(785,372)
Accumulated other comprehensive income (loss) (net of accumulated tax benefit of $2,558 and $2,558, respectively)	1,734	(6,340)

Total Shareholders’ Equity	264,570	130,503

Total Liabilities and Shareholders’ Equity	$1,346,401	$1,294,242

Orbitz Worldwide, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Nine Months Ended September 30,
	2010	2009
Operating activities:
Net income (loss)	$19,804	$(318,900)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Net gain on extinguishment of debt	(57)	(2,172)
Depreciation and amortization	56,449	50,996
Impairment of other assets	1,704	—
Impairment of goodwill and intangible assets	—	331,527
Amortization of unfavorable contract liability	(2,703)	(2,475)
Non-cash net interest expense	11,929	11,786
Deferred income taxes	2,719	(5,354)
Stock compensation	10,660	11,076
Provision for bad debts	(235)	519
Changes in assets and liabilities:
Accounts receivable	(6,718)	(3,722)
Deferred income	6,186	15,289
Due to/from Travelport, net	(14,741)	(21)
Accrued merchant payable	56,405	26,693
Accounts payable, accrued expenses and other current liabilities	(8,277)	(9,382)
Other	(9,476)	(2,518)

Net cash provided by operating activities	123,649	103,342

Investing activities:
Property and equipment additions	(27,846)	(30,809)
Changes in restricted cash	(176)	(635)

Net cash (used in) investing activities	(28,022)	(31,444)

Financing activities:
Proceeds from issuance of common stock, net of issuance costs	48,930	—
Payment of fees to repurchase a portion of the term loan	(248)	—
Payments on the term loan	(20,994)	(4,449)
Payments to extinguish debt	(13,488)	(7,774)
Payments to satisfy employee tax withholding obligations upon vesting of equity-based awards	(2,884)	(353)
Proceeds from exercise of employee stock options	65	35
Payments on tax sharing liability	(14,058)	(10,915)
Proceeds from line of credit	—	99,457
Payments on line of credit	(42,221)	(59,823)
Proceeds from note payable	800	—

Net cash (used in) provided by financing activities	(44,098)	16,178

Effects of changes in exchange rates on cash and cash equivalents	(1,119)	2,361

Net increase in cash and cash equivalents	50,410	90,437
Cash and cash equivalents at beginning of period	88,656	31,193

Cash and cash equivalents at end of period	$139,066	$121,630

Supplemental disclosure of cash flow information:
Income tax payments, net	$1,140	$2,032
Cash interest payments, net of capitalized interest of $17 and $96, respectively	$21,184	$31,631
Non-cash investing activity:
Capital expenditures incurred not yet paid	$47	—
Non-cash financing activity:
Repayment of term loan in connection with debt-equity exchange	$49,564	—

Appendix A: Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
EBITDA is a performance measure used by management that is defined as net income or net loss plus: net interest expense, provision (benefit) for income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted for certain non-cash and unusual or non-recurring items as described below. Orbitz Worldwide uses and believes investors and other external users of the company’s financial statements benefit from the presentation of EBITDA and Adjusted EBITDA in evaluating its operating performance because:
•	These measures provide greater insight into management decision making at Orbitz Worldwide as they are among the primary metrics by which management evaluates the operating performance of the company’s business. Management believes that when viewed with GAAP results and the accompanying reconciliation, EBITDA and Adjusted EBITDA provide additional information that is useful for management and other external users to gain an understanding of the factors and trends affecting the ongoing cash earnings capability of the company’s business, from which capital investments are made and debt is serviced. These supplemental measures are used by management and the board of directors to evaluate the company’s actual results against management’s expectations. The compensation of management and other employees within the company is also tied to the company’s actual performance, as measured by Adjusted EBITDA relative to performance targets established by the company’s board of directors and its compensation committee.

•	EBITDA measures performance apart from items such as interest expense, income taxes and depreciation and amortization. Management believes that the exclusion of interest expense is necessary to evaluate the cash earnings capability of the business. The company generally only funds working capital requirements with borrowed funds (specifically, funds borrowed under its revolving credit facility) in the fourth quarter of the year when its cash balances are typically the lowest. As a result, nearly all of the company’s interest expense is not incurred to fund its operating activities. In addition, excluding interest expense from the company’s non-GAAP measures is consistent with the company’s intent to disclose the ongoing cash earnings capability of the business, from which capital investments are made and debt is serviced. Management believes that the exclusion of non-cash depreciation and amortization is also necessary to evaluate the cash earnings capability of the business. Management believes that the review of its non-GAAP measures in conjunction with other GAAP metrics, such as capital expenditures, is more useful in understanding the company’s business than the inclusion of depreciation and amortization expense in the non-GAAP measures used by management, since depreciation and amortization expense has historically fluctuated as a result of purchase accounting and this expense involves management judgment (e.g. estimated useful lives).

•	Adjusted EBITDA corresponds more closely to the ongoing cash earnings capability of the company’s business, by excluding the items described above, as well as certain other non-cash items, such as goodwill and intangible asset impairment charges and stock-based compensation, and other unusual and non-recurring items, such as restructuring charges and litigation settlements. Adjusted EBITDA does not exclude certain non-cash items, such as accruals of revenue and expense, because these items represent timing differences and management believes that by including these items, it is providing a better view of the cash earnings capability of the business.
EBITDA and Adjusted EBITDA, as presented for the three and nine months ended September 30, 2010 and September 30, 2009, are not defined under GAAP and do not purport to be an alternative to net income or net loss as a measure of operating performance. EBITDA and Adjusted EBITDA have certain limitations in that they do not take into account the impact of certain expenses to the company’s income statement, such as stock-based compensation, goodwill and intangible asset impairment charges, acquisition-related accounting and certain one-time items, if applicable. Because not all companies use identical calculations, this presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly-titled measures used by other companies.
The following table provides a reconciliation of net income (loss) to EBITDA:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(in thousands)
Net income (loss)	$15,332	$6,980	$19,804	$(318,900)
Net interest expense	11,180	14,071	33,434	43,182
Provision (benefit) for income taxes	1,049	1,183	2,649	(988)
Depreciation and amortization	17,780	18,324	56,449	50,996

EBITDA	$45,341	$40,558	$112,336	$(225,710)

EBITDA was adjusted by the items listed and described in more detail below. The following table provides a reconciliation of EBITDA to Adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

	(in thousands)
EBITDA	$45,341	$40,558	$112,336	$(225,710)
Impairment of other assets (a)	—	—	1,704	—
Impairment of goodwill and intangible assets (b)	—	—	—	331,527
Stock-based compensation expense (c)	2,085	3,108	10,987	11,908
Net gain on extinguishment of debt (d)	—	—	(57)	(2,172)
Professional services fees (e)	—	73	—	570
Restructuring (f)	(47)	501	(152)	501
Litigation settlements (g)	—	—	1,288	—
Adjustment to tax sharing liability (h)	—	(105)	—	(105)

Adjusted EBITDA	$47,379	$44,135	$126,106	$116,519

(a)	Represents a non-cash charge recorded in the first quarter 2010 for the impairment of an asset related to in-kind marketing and promotional support from Northwest Airlines under the Charter Associate Agreement. As a result of the completion of the operational merger of Northwest Airlines and Delta Airlines into a single operating carrier, Northwest Airlines was no longer obligated to provide the company with in-kind marketing and promotional support after June 1, 2010. Management adjusts for this item because it represents a significant non-cash operating expense that is not reflective of the cash earnings capability of the business.

(b)	Represents the non-cash charge recorded for the impairment of goodwill and intangible assets during the first quarter 2009. Management adjusts for this item because it represents a significant non-cash operating expense that is not reflective of the cash earnings capability of the business.

(c)	Primarily represents non-cash stock compensation expense; the three months ended September 30, 2009 and the nine months ended September 30, 2010 and September 30, 2009 also include expense related to restricted cash awards granted prior to the company’s initial public offering in July 2007 (“IPO”). These restricted cash awards became fully vested in May 2010. Management adjusts for stock-based compensation expense as it represents a significant non-cash operating expense that is not indicative of the cash earnings capability of the business.

(d)	Represents the net gain recorded upon extinguishment of portions of the company’s term loan. Management adjusts for this item because it represents a significant non-recurring charge that is not indicative of the cash earnings capability of the business.

(e)	Represents accounting and consulting services primarily associated with the IPO and post-IPO transition period. Management adjusted for these costs because they were non-recurring charges, representative of the company’s transition to a public company.

(f)	Represents a change in estimate related to a restructuring charge recorded in the second half of 2009. Management adjusts for restructuring costs because they are non-recurring charges that are not indicative of the cash earnings capability of the business.

(g)	Represents charges related to accruals established for certain legal proceedings. Management adjusts for these items because they represent significant non-recurring charges that are not indicative of the cash earnings capability of the business.

(h)	Represents an adjustment recorded to properly reflect the present value of the tax sharing liability. Management adjusts for this item as it represents a non-cash item that is not indicative of the performance of the Company’s core operations, and it impacts comparability across periods.

Gross Bookings and Net Revenue, at Constant Currency
The Company’s reporting currency is the U.S. Dollar. As a result, reported financial results are impacted by the strength or weakness of the U.S. Dollar relative to the currencies of the international markets in which the Company operates, particularly the Pound Sterling, Euro and Australian Dollar. Management evaluates the Company’s operating performance with and without the impact of changes in foreign exchange rates because it believes excluding the impact of foreign exchange rates provides a more comparable view of the Company’s operating performance across periods. Management believes that when viewed with GAAP results and the accompanying reconciliation, management and other external users are better able to gain an understanding of the factors and trends affecting operating performance. The following table adjusts gross bookings and net revenue for foreign currency impacts across the relevant periods:

	Three Months Ended September 30
			Total
(in thousands)	Domestic	International	Orbitz Worldwide

Gross Bookings
Q3, 2010 Reported Gross Bookings	$2,353,323	$458,223	$2,811,546

Q3, 2009 Reported Gross Bookings	$2,136,036	$364,317	$2,500,353
Impact of Foreign Exchange Rates	—	(9,031)	(9,031)

Q3, 2009 Gross Bookings at Constant Currency	$2,136,036	$355,286	$2,491,322

Reported Gross Bookings Growth	10%	26%	12%
Gross Bookings Growth at Constant Currency	10%	29%	13%

Net Revenue
Q3, 2010 Reported Net Revenue	$148,573	$45,906	$194,479

Q3, 2009 Reported Net Revenue	$144,013	$42,590	$186,603
Impact of Foreign Exchange Rates	—	(19)	(19)

Q3, 2009 Net Revenue at Constant Currency	$144,013	$42,571	$186,584

Reported Net Revenue Growth	3%	8%	4%
Net Revenue Growth at Constant Currency	3%	8%	4%

	Nine Months Ended September 30
			Total
(in thousands)	Domestic	International	Orbitz Worldwide

Gross Bookings
Q3, 2010 Reported Gross Bookings	$7,448,838	$1,370,590	$8,819,428

Q3, 2009 Reported Gross Bookings	$6,419,609	$1,066,080	$7,485,689
Impact of Foreign Exchange Rates	—	32,733	32,733

Q3, 2009 Gross Bookings at Constant Currency	$6,419,609	$1,098,813	$7,518,422

Reported Gross Bookings Growth	16%	29%	18%
Gross Bookings Growth at Constant Currency	16%	25%	17%

Net Revenue
Q3, 2010 Reported Net Revenue	$443,878	$131,245	$575,123

Q3, 2009 Reported Net Revenue	$450,076	$112,879	$562,955
Impact of Foreign Exchange Rates	—	5,856	5,856

Q3, 2009 Net Revenue at Constant Currency	$450,076	$118,735	$568,811

Reported Net Revenue Growth	-1%	16%	2%
Net Revenue Growth at Constant Currency	-1%	11%	1%

Appendix B: Trended Operating Metrics

	2009				2010
	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Gross Bookings (in thousands)
Domestic
Air	$1,421,051	$1,714,962	$1,595,580	$1,627,674	$1,816,137	$2,073,924	$1,768,632
Non-air	594,028	553,532	540,456	455,896	621,260	584,194	584,691

Total Domestic Gross Bookings	2,015,079	2,268,494	2,136,036	2,083,570	2,437,397	2,658,118	2,353,323
International
Air	226,132	222,218	212,524	234,811	316,107	274,593	280,848
Non-air	124,161	129,252	151,793	138,374	176,739	144,928	177,375

Total International Gross Bookings	350,293	351,470	364,317	373,185	492,846	419,521	458,223
Orbitz Worldwide
Air	1,647,183	1,937,180	1,808,104	1,862,485	2,132,244	2,348,517	2,049,480
Non-air	718,189	682,784	692,249	594,270	797,999	729,122	762,066

Total Gross Bookings	$2,365,372	$2,619,964	$2,500,353	$2,456,755	$2,930,243	$3,077,639	$2,811,546
Year over Year Gross Bookings Growth
Domestic	-13%	-9%	-5%	15%	21%	17%	10%
International	-34%	-29%	-16%	35%	41%	19%	26%
Orbitz Worldwide	-17%	-13%	-7%	18%	24%	17%	12%
At Constant Currency
Domestic	-13%	-9%	-5%	15%	21%	17%	10%
International	-18%	-15%	-9%	16%	25%	20%	29%
Orbitz Worldwide	-14%	-10%	-5%	15%	22%	18%	13%
Year over Year Growth
Transaction Growth	-12%	3%	7%	20%	20%	5%	5%
Hotel Room Night Growth	-1%	2%	3%	13%	13%	9%	5%

Net Revenue (in thousands)
Transactional Net Revenue
Domestic
Air	$66,063	$53,577	$47,945	$46,408	$52,846	$53,867	$48,280
Non-air	74,097	79,103	79,675	70,372	77,420	84,896	88,357

Total Domestic Transactional Net Revenue	140,160	132,680	127,620	116,780	130,266	138,763	136,637
International
Air	15,265	15,389	11,930	13,066	18,779	16,996	16,920
Non-air	15,431	22,498	29,616	25,511	23,404	24,191	27,683

Total International Transactional Net Revenue	30,696	37,887	41,546	38,577	42,183	41,187	44,603
Orbitz Worldwide
Air	81,328	68,966	59,875	59,474	71,625	70,863	65,200
Non-air	89,528	101,601	109,291	95,883	100,824	109,087	116,040

Total Orbitz Worldwide Transactional Net Revenue	$170,856	$170,567	$169,166	$155,357	$172,449	$179,950	$181,240
Non-transactional Net Revenue
Domestic	$16,861	$16,362	$16,393	$18,095	$13,729	$12,547	$11,936
International	676	1,030	1,044	1,241	975	994	1,303

Total Orbitz Worldwide Non-transactional Net Revenue	$17,537	$17,392	$17,437	$19,336	$14,704	$13,541	$13,239
Orbitz Worldwide
Air	$81,328	$68,966	$59,875	$59,474	$71,625	$70,863	$65,200
Non-air	107,065	118,993	126,728	115,219	115,528	122,628	129,279

Total Orbitz Worldwide Net Revenue	$188,393	$187,959	$186,603	$174,693	$187,153	$193,491	$194,479

Year over Year Net Revenue Growth
Transactional Net Revenue
Domestic	-8%	-18%	-24%	-12%	-7%	5%	7%
International	-39%	-24%	-18%	49%	37%	9%	7%
Orbitz Worldwide	-16%	-20%	-23%	-2%	1%	6%	7%
Transactional Net Revenue at Constant Currency
Domestic	-8%	-18%	-24%	-12%	-7%	5%	7%
International	-23%	-9%	-12%	25%	19%	6%	7%
Orbitz Worldwide	-11%	-17%	-22%	-5%	-2%	5%	7%
Non-transactional Net Revenue	4%	-5%	-12%	-10%	-16%	-22%	-24%
Orbitz Worldwide Net Revenue	-14%	-19%	-22%	-3%	-1%	3%	4%
Orbitz Worldwide Net Revenue at Constant Currency	-10%	-15%	-21%	-6%	-3%	2%	4%